United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 6, 2010	000-52631
Date of Report (Date of earliest event reported)	Commission File Number

ENERGY HOLDINGS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	52-2404983
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2101 N.W. Boca Raton Blvd, Suite 1, Boca Raton, FL  33431
 (Address of Principal Executive Offices) (Zip Code)

(561)445-6531
(Registrant’s telephone number, including area code)

(Former name or former address if changed since the last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing requirements of the registration under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4( c) under the Exchange Act (17 CFR 240.13e-4( c))

ITEM 5.02.  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Appointment of Director

Effective July 6, 2010, Randolph C. Aldridge was appointed as a new independent director of Energy Holdings International, Inc. Mr. Aldridge is a San Antonio based energy industry consultant and independent businessman with more than 35 years of diversified engineering, marketing and management experience. He served as a director on several Boards of Directors including:

• Terasen, Inc., a publicly traded Vancouver Canada based pipeline and utility business until it was acquired by Kinder Morgan Partners (NYSE:KMP) of Houston in 2005.  He also was a member of their audit committee;  (March 2005 –November 2005)

• Abraxas General Partner, LLC, an affiliate of Abraxas Petroleum (NASDAQ:AXAS) a San Antonio based exploration and production company, where he also headed its audit committee (Month/2007 until Month/2009);

• Husky Oil Holdings and Husky Oil Toledo, subsidiaries of Husky Energy of Calgary, Alberta Canada (TMX:HSE), an integrated energy and energy-related company March of 2008  - Present.

Between August of 1995 and October of 2002, , Mr. Aldridge served for 25 years in various positions with Koch Industries, focusing mainly on its Canadian businesses including, among other positions, as Chairman of the Board of Koch Pipelines, LP (March 1998 – October 2002), where he led its initial public offering, President of Koch Petroleum Canada (March 1998 to May 2001) and President of Koch Oil Co (August 1995 to March 1998).

Mr. Aldridge has a BS degree in chemical engineering from Texas A&M and an MS degree in international management science from the University of Texas at Dallas. He is involved with a number of non-profits and service organizations.

Mr. Aldridge has no direct family relationships any of the Company’s directors or executive officers, or any person nominated or chosen by the Company to become a director or executive officer.

Mr. Aldridge will be receiving an initial annual grant of 100,000 shares of restricted Company stock, subject to forfeiture on a pro-rata basis, if he is no longer serving as a Director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: July 7, 2010	ENERGY HOLDINGS INTERNATIONAL, INC.

/s/ John Adair,
By: John Adair, Chief Executive Officer